Exhibit 4.27

RMB Working Capital Loan Contract

Contract Number: HTZ520670000LDZJ2 024N00A

Date: March 8, 2024

Borrower (Party A): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

Postal code: 562400

Legal representative (person in charge): Du Huiyu

Fax: No

Tel: 13758007311

Lender (Party B): Qianxinan Branch of China Construction Bank Corporation

Address: No. 22, Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province

Postal code: 562400

Person in charge: Yan Hui

Fax: 0859-3222065

Tel: 0859-3116685

In view of the daily operating turnover needs of Party A , Party A applies for a loan from Party B, and Party B agrees to Party A grants the loan. According to the relevant laws, regulations and rules, Party A and Party B have reached a consensus through consultation and entered into this contract for mutual compliance.

Article 1 Loan Amount

Party A borrows RMB from Party B (amount in capital letters): One hundred million yuan.

Article 2 Purpose of Loans and Source of Repayment

Party A should use the loan for daily production and operation turnover.

For the specific purpose of the loan and the source of repayment under this contract, please see Appendix 1 “Loan Basis”. This situation”.

Article 3 Loan Term

The loan period under this contract is 24 months. That is from 2024-3-8 to 2026-3-8.

The starting date of the loan term under this contract and the loan transfer certificate (loan note, the same below) In case of any inconsistency, the actual loan date stated in the loan transfer certificate at the time of the first loan shall prevail. The loan maturity date agreed in the first paragraph of this Article shall be adjusted accordingly.

The loan transfer certificate is an integral part of this contract and has the same legal effect as this contract.

Article 4 Loan interest rate, penalty interest rate and interest calculation and settlement

I. loan interest rate

(1) The loan interest rate under this Contract is an annualized interest rate, calculated using the simple interest method. The interest rate is the second of the following:

1. Fixed interest rate, i.e. LPR interest rate . Leave this column blank ( select fill “ add ” or “ reduce ” ) this The column is blank basis point (1 basis point = 0.01%, accurate to 0.01 basis point). During the loan period, the interest The rate remains unchanged;

2. Floating interest rate, i.e. LPR plus ( select fill “ plus ” or “ reduce ” ) 35 Basis Point.

(1 basis point = 0.01%, accurate to 0.01 basis point), and from the interest accrual date to the principal and interest under this contract The interest rate for each twelfth month until the day of full repayment is calculated based on the LPR on the business day before the interest rate adjustment date. The interest rate and the above-mentioned plus/minus basis points are adjusted once. The interest rate adjustment date is the value date of the month in which the adjustment is made. If there is no corresponding day for the value date in the same month, the last day of the month will be the day for interest rate adjustment.

3. Others: This field is blank

(II) Expenses directly related to the loan under this Contract shall be subject to the following:

1. There are no expenses directly related to the loan under this contract;

2. For expenses directly related to the loan under this contract, leave this column blank ( Name and Gold Amount), Fee Collection Method This column is blank (one-time collection/in installments);

3. Others: This field is blank

(III) Taking into account the above loan interest and the costs directly related to the loan , Simple interest calculation method, the annualized interest rate of the loan interest and fees under this contract (hereinafter referred to as interest and fees) Total annualized interest rate) shall be implemented as follows:

1. LPR interest rate plus (plus/minus) 35 basis points (1 basis point = 0.01%, accurate to 0.01 basis point) If the floating interest rate is adopted, the LPR interest rate shall be adjusted accordingly in accordance with the provisions of this contract;

2. Others: This field is blank

II. Penalty interest rate

(I) If Party A fails to use the loan for the purpose specified in the contract, the penalty interest rate shall be the loan interest rate plus the interest rate.

100%, if the loan interest rate is adjusted in accordance with the first paragraph of this article, the penalty interest rate shall be based on the adjusted loan interest rate. The interest rate and the increase mentioned in this item will be adjusted accordingly at the same time.

(II) The penalty interest rate for overdue loans under this contract is 50% higher than the loan interest rate.

If the loan interest rate is adjusted in accordance with the first paragraph of this Article, the penalty interest rate shall be calculated based on the adjusted loan interest rate and the principal interest rate. The upward range mentioned in the above item shall be adjusted accordingly.

(III) For loans that are both overdue and misappropriated, the penalty interest and repayment shall be calculated based on the heavier of the two. profit.

III. The value date in this clause refers to the date on which the first loan issued under this contract is transferred to the depository of this contract. The same as the loan disbursement account specified in Article 6 (hereinafter referred to as the “loan disbursement account”) day.

LPR under this contract The interest rate is determined according to item 2 below:

1. When the loan is first extended under this contract, LPR The interest rate refers to the interest rate on the day before the effective date of this contract. The 1-year loan market quotation rate (1Y LPR); thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, the LPR interest rate refers to the interest rate before the adjustment date. The one-year loan market quotation rate of the National Interbank Funding Center on a working day.

2. When the loan is first extended under this contract, LPR The interest rate refers to the interest rate on the business day before the interest value date. The National Interbank Funding Center’s 1-year loan market quotation rate (1 Y LPR); this After that, when the loan interest rate is adjusted according to the aforementioned agreement, The LPR rate refers to the interest rate on the business day before the adjustment date. The one-year loan market benchmark rate of the National Interbank Funding Center.

3. When the loan is first extended under this contract, LPR The interest rate refers to the five-year loan market quotation rate (5Y LPR ); thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, the LPR interest rate refers to the interest rate before the adjustment date. The market quotation interest rate of loans with a term of more than 5 years at the National Interbank Funding Center on a working day Rate.

4. When the loan is first extended under this contract, LPR The interest rate refers to the interest rate on the business day before the interest value date. The National Interbank Funding Center’s five-year loan market quotation rate (5Y LPR); thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, the LPR interest rate refers to the interest rate before the adjustment date. The market quotation interest rate of loans with a term of more than 5 years at the National Interbank Funding Center on a working day Rate.

IV. the loan interest will be calculated from the date the loan is transferred to the loan disbursement account. The loan is calculated on a daily basis, and the daily interest rate = annual interest rate/360. If the interest is paid on the interest payment date, compound interest will be charged from the next day.

V. Interest Settlement

(I) For loans with a fixed interest rate, the interest shall be calculated based on the agreed interest rate when the loan is settled. For loans with floating interest rates, interest is calculated based on the interest rate determined during each floating period; If there are multiple interest rate fluctuations during the interest period, calculate the interest for each floating period first, and add up the total of each floating period on the interest settlement date. The interest for the interest settlement period is calculated based on the interest for the period.

(II) The interest on the loan under this contract shall be settled in the following manner:

1. Interest is settled monthly, with the interest settlement date fixed at the 20th day of each month;

2. Interest is settled quarterly, and the interest settlement date is fixed at the 20th day of the last month of each quarter;

3. This column is blank.

Article 5 Issuance and Payment of Loans

I. Prerequisites for Loan Granting

Unless Party B waives all or part of the above conditions, Party B shall Only then is there an obligation to grant a loan:

1. Party A has completed the approval, registration, delivery, insurance and other related matters of the loan under this contract. and other legal formalities;

2. If there is a guarantee under this contract, the guarantee that meets Party B’s requirements has come into effect and remains valid;

3. Party A has opened an account for withdrawal and repayment in accordance with Party B’s requirements ;

4. Party A has not committed any breach of contract as stipulated in this contract;

5. Any circumstances stipulated in this contract that may endanger Party B’s creditor’s rights have not occurred;

6. The laws, regulations, rules or competent authorities shall not prohibit or restrict Party B from issuing the items under this contract. loans under

7. Party A’s financial indicators continue to meet the requirements of Appendix 2 “Financial Indicator Constraints”;

8. Party A has submitted relevant materials before the loan is disbursed in accordance with the provisions of this contract;

9. The information provided by Party A to Party B is legal, true, complete, accurate, valid and in accordance with Other requirements proposed by Party B;

10. Other prerequisites: This field is blank.

II. Loan Utilization Plan

Loan disbursement refers to Party B’s disbursement of loan funds based on Party A’s application and the provisions of this contract. The act of disbursing funds to a loan disbursement account.

The loan disbursement plan is as follows: (three) Methods to determine:

(I) The loan disbursement plan is as follows:

1. This column is blank. This column is left blank;

2. This column is blank Amount This column is blank;

3. This column is blank Amount This column is blank;

4. This column is blank Amount This column is blank;

5. This column is blank Amount This column is blank;

6. This column is blank. Amount This column is blank.

This field is blank

(II) The loan expenditure plan is as follows:

1. This column is blank until This column is blank

Amount This column is blank;

2. This column is blank until this column is blank between

Amount This column is blank;

3. This column is blank until this column is blank between

Amount This column is blank;

4. This column is blank until this column is blank between

Amount This column is blank;

5. From this column to this column

Amount This column is blank;

6. From this column to this column

Amount This field is blank.

(III) Party A may apply for funds at any time according to its actual needs.

(IV) This field is blank

III. Party A shall use the loan in accordance with the loan expenditure plan agreed in the second paragraph, unless otherwise specified in writing by Party B. Agree that Party A shall not advance, postpone, split or cancel the use of funds.

IV. If Party A uses the funds in installments, the expiration date of the loan term shall still be based on Article 3 of this Contract. Agreement confirmed.

V. Information Party A needs to provide

(I) If the following circumstance 1 is met, Party A shall pay the loan within three months of the loan being disbursed. Provide Party B with relevant information within one working day:

1. The amount of a single loan application by Party A exceeds RMB 10 million and the amount of the loan is Any of the following planned external payments exceeds RMB 10,000:

2. Party A applies for any single expenditure, regardless of the amount;

3. Other circumstances agreed by both parties: This field is blank

In any of the above circumstances, the information Party A shall provide to Party B includes:

1. Loan transfer voucher and payment settlement voucher signed and sealed by Party A;

2. Transaction information (including but not limited to goods, services, financial contracts and/or invoices, etc.) Written or electronic documents that can prove the specific purpose of the loan funds); This field is blank and other information Party B requires Party A to provide (including but not limited to Party A’s transaction partners Business license, power of attorney, company charter, shareholders’ meeting or board of directors resolutions, etc. material ).

(II) Except for the circumstances stipulated in Item (I) above, or Party B reviews the documents provided by Party A After reviewing the above information, if Party A believes that the payment can be made independently as stipulated in Article 7 of this Article, Party A shall Party A shall provide Party B with the following information at least two working days before the single loan is disbursed:

1. A plan for the use of funds corresponding to the proposed loan (the format of the plan is shown in Annex 3);

2. Loan transfer certificate signed by Party A; This field is blank and other information Party B requires Party A to provide (including but not limited to Party A’s transaction partners Business license, power of attorney, company charter, shareholders’ meeting or board of directors resolutions, etc. material ) ..

VI. Party B is entrusted to pay

1. Applicable circumstances for Party B’s entrusted payment

As long as a single loan payment meets the following requirements (1) In this case, Party B should be entrusted Payment, that is, Party A irrevocably and unconditionally entrusts Party B to pay the loan funds to Party A’s trading partner. Party A shall not pay the above loan funds to the trading partner or other Any third party.

(1) The amount of a single loan exceeds RMB 10 million and there is Any planned external payment amount exceeds RMB 10 million, and Party B reviews Party A’s After reviewing the information provided, the applicant is deemed to meet the clear characteristics of the payment recipient;

(2) Regardless of the amount of a single loan, Party B shall be entrusted to pay it;

(3) Other circumstances agreed upon by both parties:

This field is blank

2. Under the circumstance where Party B is entrusted to pay, Party B shall transfer the loan funds to the loan disbursement account. The loan funds are then paid directly from the loan issuance account to the account of the trading counterparty of Party A. Party A shall not dispose of the loan funds in any form (including but not limited to transfer, withdrawal) gold.

3. Party B shall determine the payment amount, payment time, payment object, Party B completes the formal review of the above payment elements. After the formal review is deemed to meet Party B’s requirements, the loan funds will be paid to Party A’s transaction counterparty.

Once the loan funds enter the account of the transaction partner provided by Party A, Party B shall be deemed to have fulfilled the obligation. Party A shall promptly check whether the payment has been made within 1 working day after the payment date. If the transaction fails, the party shall notify the party B immediately. Purpose and transaction information are consistent.

4. Party B’s formal review of the above payment elements does not mean that Party B has any The authenticity and legality of the transaction does not mean that Party B intervenes in the transaction between Party A and its transaction partner. or any disputes with other third parties or any responsibility and obligation of Party A. Party A shall compensate for all losses incurred as a result of the entrusted payment.

5. The information provided by Party A is incomplete, untrue, inaccurate, or does not meet the loan requirements. The loan funds are paid incorrectly due to reasons other than the fault of Party B, such as conflicts in the purpose of the entity or information. In case of error, failure to successfully pay or failure to pay to Party A’s transaction counterparty account in time, the following provisions shall apply deal with:

(1) All consequences resulting therefrom, including but not limited to the failure to successfully withdraw the loan funds ; All losses caused by the failure to pay or fail to pay to the account of Party A’s trading counterparty in time shall be borne by Party A. Party A shall be liable for any losses suffered by Party B. pay Compensation;

(2) Party A shall not use the loan funds in any form (including but not limited to (i) for transfer or withdrawal of funds;

(3) Party A shall, within two working days, provide the Obligations to collect and correct information, etc.

This field is blank

If Party A violates any of the above agreements, Party B has the right to recover that part of the loan funds in advance.

6. Risks of failure, error, delay, etc. in payment of loan funds not caused by Party B’s fault. All responsibilities and losses shall be borne by Party A, and Party B shall not bear any responsibility. Party A shall compensate for all losses.

7. Party A agrees and confirms that Party B shall handle entrusted payment, payment suspension, payment withdrawal, etc. Matters shall not be subject to any obligation to notify the payment recipient.

VII. Party A’s independent payment

The single loan expenditure does not meet the requirements of Party B’s entrusted payment as stated in Item 1 of Paragraph 6 of this Article. If the loan is not paid by Party A, Party B can pay the loan amount to Party A according to Party A’s withdrawal application. After the loan is issued to the loan issuing account, Party A will pay it to its trading counterparty. Party A shall ensure The transaction object is consistent with the specific purpose of the loan and the transaction information.

VIII. Regardless of whether Party B is entrusted to pay or Party A makes the payment independently, once the loan funds enter Once the loan is deposited into the loan disbursement account, Party B shall be deemed to have fulfilled its loan disbursement obligation. Party A shall ensure that the loan disbursement account The account status is normal (including but not limited to not being frozen by the competent authority, etc.) . The risks, liabilities and losses caused by freezing or deduction of funds by the competent authorities after the funds are released to the account are all Party A shall bear the cost. Party A shall compensate Party B for all losses suffered thereby.

IX. Payment method changes

Party B has the right to change the payment method of the loan funds in any of the following circumstances, including: But not limited to adjusting the applicable circumstances of entrusted payment (such as adjusting the amount standard of entrusted payment), Changes in the payment method for a single loan disbursement, etc.:

1. Party A commits any breach of contract as stipulated in this contract;

2. Any circumstances that may endanger Party B’s creditor’s rights as stipulated in this contract occur;

3. Other circumstances where Party B deems it necessary to change the payment method of the loan funds.

If Party B changes the payment method, Party A shall perform the payment in accordance with the provisions of this contract and Party B’s requirements. The company is required to resubmit the information, etc.

Article 6 Account Use and Supervision

I. Loan disbursement account

The loan disbursement account under this contract shall be determined in the following manner:

1. This column should be left blank within 1 working day after the effective date of this contract and within 2 working days after the first loan is disbursed. Before the date of the signing of the Agreement, Party A shall open a special loan disbursement account with Party B, which shall be used exclusively for the purpose of The disbursement and payment of all loans under this Agreement.

2. That he Account household ( Account Number : (2050167643600001985).

II. Funds Recovery Account

1. Within 1 working days after the effective date of this contract , Party A shall open a capital The cash withdrawal account may be an existing account opened by Party B (account number: 5205016764360wols85) do for Funding gold Back cage Account household.

2. Party A shall provide Party B with the following information on a quarterly basis (select “month” or “quarter”) on a regular basis: Summarize and report the inflow and outflow of funds in the fund recovery account. Party A shall submit a report at the beginning of each period at the latest. Within ten working days of the reporting period, the Bank shall submit a summary report to Party B on the inflow and outflow of funds in the account in the previous period.

3. Party B has the right to manage the inflow and outflow of funds returned to the account . The cage account should meet the following requirements: (3), (10) Requirements:

(1) Average balance of funds in the account: This field is blank

(2) Time for the funds to be recovered:This field is blank

(3) The proportion of Party A’s overall sales proceeds entering its account: Not less than the proportion of Party B’s loan;

(4) Single limit on external payments from account funds: This field is blank

(5) Daily limit for external payments of funds in the account: This field is blank

(6) Restrictions on online banking subscription for this account: This field is blank

(7) Any external payment of funds in the account requires the consent of Party B;

(8) This account shall be used exclusively for the collection and repayment of loans under this Contract and shall not be used for for any other purpose;

(9) This field is blank

(10) Other requirements raised by Party B;

Executed in accordance with the relevant provisions of the account management agreement signed separately by Party A and Party B.

Article 7 Repayment

I. Repayment Principles

Party A’s repayment under this contract shall be made in accordance with the following principles:

Party B has the right to use Party A’s repayment first to repay the obligations that Party A should bear under this contract. The remaining amount of the various expenses paid by Party B and the expenses of Party B in realizing its debts shall be paid in accordance with the The repayment principle is to repay the principal after the interest is paid, and the interest will be paid together with the principal . Recovered loans, loans with interest overdue for more than 90 days that have not been recovered, or laws, regulations.For loans where there are other provisions in the regulations, Party A shall repay the principal first and then the loan after paying the above expenses. Repayment on the basis of interest.

2. Interest Payment

Party A shall pay the due interest to Party B on the interest payment date. The first interest payment date is after the loan is issued. The first interest payment date of the loan. When the loan is repaid for the last time, the interest will be paid together with the principal.

3. Principal Repayment Plan

The repayment plan is as follows: (one) ways to determine:

(I) The principal repayment plan is as follows:

1. September 21, 2024 : RMB 1,000,000;

2. Amount of RMB 1 million on March 21, 2025:

3. September 21, 2025 Gold Amount : One million yuan:

4. This column is blank Amount This column is blank:

5. This column is blank Amount This column is blank;

6. The loan maturity amount agreed in this contract is RMB 97,000,000.

(II) This field is blank

If the starting date of the loan term under this contract is inconsistent with the loan transfer certificate, resulting in a corresponding adjustment to the loan maturity date, Party B has the right to make corresponding adjustments to the above-mentioned principal repayment plan.

IV. Repayment method

Party A shall make the payment in the fund recovery account or in the account opened with Party B on the repayment date agreed in this contract. Prepare sufficient current payables in other accounts and transfer the money to repay the loan (Party B also has the right to use the money from the account or transfer funds from other accounts on the repayment date agreed in this contract. return loan.

V. Early repayment

When Party A repays the principal in advance, it shall submit a written application to Party B thirty working days in advance. Party B agrees to repay part or all of the principal in advance.

Party A’s early repayment shall be calculated based on the actual number of days the funds are used and the loan interest rate agreed in this contract. Interest.

If Party B agrees that Party A will repay the principal in advance, Party B has the right to charge Party A a penalty for breach of contract. The amount of the penalty is Determined according to the first of the following criteria:

1. Penalty amount = early repayment amount × number of early repayment months × 1‰, if less than one month Calculated on a monthly basis;

2. This column is blank

If Party A repays the loan in installments, Party B has the right to choose Repay the loan in the forward or reverse order of the repayment plan. After early repayment, the unpaid loan will still be subject to the loan interest rate agreed in this contract.

Article 8 Rights and Obligations of Party A

I. Party A’s Rights

(1) It has the right to require Party B to grant the loan in accordance with the contract;

(2) The right to use the loan for the purpose agreed upon in this Contract;

(III) Subject to the conditions stipulated by Party B, the Company has the right to apply to Party B for an extension of the loan period. please;

(IV) The Company has the right to require Party B to review the relevant financial information and production and operation information provided by Party A. The commercial secrets of the above mentioned parties shall be kept confidential, unless otherwise provided by laws, regulations and rules or otherwise provided by the competent authorities. Unless otherwise required or agreed by both parties;

(V) The Company has the right to refuse any bribes requested by Party B or its staff, and shall not be liable for any of the above acts or If Party B violates the laws and regulations on credit interest rates, service charges, etc., it has the right to Report to the relevant department.

II. Party A’s Obligations

(I) Withdraw funds and repay the principal and interest of the loan in full in accordance with the provisions of this contract , and assume the obligations of this contract. The agreed fees;

(II) Provide relevant financial and accounting information, production and operation status information in accordance with Party B’s requirements; Various materials, including but not limited to the first month of each quarter Ten working days Party B shall provide the balance sheet and profit and loss statement as of the end of the previous quarter (for public institutions) income and expenditure statements), and provide the cash flow statement for the year in a timely manner at the end of the year , and ensure that all Provide legal, true, complete, accurate and valid information, and do not provide false information or conceal any Important operating and financial facts;

(III) Party A encounters a major adverse event that affects its debt repayment ability or other events that endanger Party B. In the case of a debt, or the name, legal representative (person in charge), residence, business scope If the scope, registered capital or company (enterprise) articles of association and other industrial and commercial registration items are changed, they should be Notify Party B in writing within 3 working days after the occurrence, and attach the relevant materials after the change;

(IV) Party A shall use the loan for the purpose agreed upon in this contract and shall not misappropriate, embezzle or Use bank loans to engage in illegal or irregular transactions, and do not use the loans for fixed assets, equity, etc. The investment shall not be used in the fields and for the purposes prohibited by the State for production and operation, and shall not replace Liabilities arising from investments in fixed assets, equity, etc.; The inspection and supervision of the business and financial activities of the Company and the use and payment of the loans under this Contract shall be Supervision, the party shall cooperate with and accept the relevant requirements of Party B for post-loan management; it shall not withdraw funds, transfer funds or use related-party transactions to evade debts owed to Party B; False contracts, using bills receivable, accounts receivable and other debts without actual trade background to apply to banks for discount cash or pledge, to obtain bank funds or credit; Party A shall pay the loan funds in accordance with the provisions of this contract The payment shall not be circumvented by Party B’s entrusted payment by breaking the whole into smaller pieces;

(V) If Party A uses the loan under this contract for production and manufacturing, it shall comply with the National regulations on environmental protection;

(VI) Before Party B’s loan principal and interest are fully repaid, the The assets formed by the loan under this contract provide security to the third party;

(VII) If Party A is a group customer, it shall promptly report to Party B any amount exceeding 10% of Party A’s net assets. Related-party transactions include: (1) The relationship between the parties to the transaction; (2) Transaction items Purpose and nature of transaction; (3) The transaction amount or the corresponding ratio; (4) Pricing policy (including including transactions with no amount or only a symbolic amount);

(VIII) Party A conducts a merger, division, equity transfer, foreign investment, substantial increase.

Before making any major decisions such as debt financing, the written consent of Party B shall be obtained. The intention does not affect the future action taken by Party B if it believes that the above-mentioned behavior may endanger the security of Party B’s creditor’s rights . the right to remedies provided for in the contract;

(IX) If Party A makes the payment on its own, Party A shall submit a monthly summary report on the use of the loan to Party B. Party A shall submit a summary report to Party B within the 10th working day of each month at the latest. Report the use and payment of the loan last month and submit a list of actual funds used until the loan is fully paid. The summary report format is shown in Annex 4.

Article 9 Rights and Obligations of Party B

I. Party B has the right to require Party A to repay the loan principal, interest and fees on time, and has the right to Manage and control the payment of loan funds and have the right to dynamically monitor Party A’s overall cash flow. monitoring, has the right to recover the loan in advance according to the capital recovery of Party A, and has the right to exercise the Other rights stipulated in this contract, requiring Party A to perform its other obligations under this contract;

II. Party B has the right to participate in Party A’s large-amount financing (i.e. a total amount exceeding RMB 10 million). (Contains) or equivalent foreign currency financing), asset sales, mergers, divisions , shareholding reforms The specific participation method is as follows:

1. Party A shall obtain written consent from Party B before carrying out the above activities;

2. Party B arranges Party A to obtain large amount of financing;

3. The price and object of Party A’s asset sale shall comply with the following agreements:

This field is blank

4. This column is blank

5. Other methods that Party B considers necessary.

III. The loan is granted in accordance with the provisions of this contract, but due to Party A’s reasons or other reasons not attributable to Party A, Except for the delay or failure caused by Party B;

IV. the financial information and business secrets of production and operation provided by Party A should be Keep it confidential, unless otherwise provided by laws, regulations and rules, otherwise required by the competent authority or otherwise required by both parties Unless otherwise agreed;

V. You shall not offer bribes to Party A and its staff or solicit or accept bribes from them;

VI. No dishonest behavior or behavior that damages Party A’s legitimate interests shall be allowed .

Article 10 Liability for breach of contract and remedial measures for situations that endanger Party B’s creditor’s rights

1. Party B’s breach of contract and liability for breach of contract

(1) If Party B fails to grant the loan in accordance with the terms of this contract without justifiable reasons, Party A may request Party B shall continue to extend loans in accordance with the provisions of this Contract;

(II) If Party B violates the prohibitive provisions of national laws and regulations and charges Party A interest or fees that should not be charged, Party A has the right to request Party B to refund them.

2. Party A’s Breach of Contract

(1) Party A violates any agreement of this Contract or any legal obligation;

(ii) Party A expressly states or indicates by its actions that it will not perform any of the obligations under this Contract. righteous Service.

3. Circumstances that may endanger Party B’s creditor’s rights

(I) If any of the following circumstances occurs, Party B considers that it may endanger the security of the creditor’s rights under this Contract. All: Party A undertakes contracting, trusteeship (takeover), leasing, shareholding reform, reduction of registered Capital, investment, joint venture, merger, acquisition, reorganization, division, joint venture, equity transfer Substantially increase debt financing, apply for suspension of business for rectification, apply for dissolution, be withdrawn Dissolution, bankruptcy application, change of controlling shareholder/actual controller or major asset transfer, Suspension of production, closure of business, heavy fines imposed by competent authorities, cancellation of registration, revocation of business license license, major legal disputes, serious difficulties in production and operation or deterioration of financial conditions, The status of use has declined, and the legal representative or principal person in charge is unable to perform his duties normally;

(ii) If any of the following circumstances occurs, Party B deems it may endanger the security of the creditor’s rights under this Contract. Complete: Party A has not fulfilled other due debts (including the various levels of institutions of China Construction Bank or other third party’s due debts), transfer of property at a low price or for free , and transfer of self-owned or jointly owned real estate Establishing a right of residence, reducing or exempting a third party’s debt, failing to exercise a creditor’s rights or other rights, or Party A’s financial indicators failed to continue to meet the “Financial Indicator Constraints” in Appendix 2. “payment” requirement; any account of Party A (including but not limited to the fund recovery account, etc.) monitored by Party B abnormal fluctuations in funds in the account); a major cross-default event occurs to Party A; Party A’s main business.

The business profitability is not strong; there are abnormalities in the use of loan funds;

(III) Party A’s shareholders abused the company’s independent legal status or shareholders’ limited liability to evade Debts that Party B deems may endanger the security of the creditor’s rights under this Contract;

(IV) Any of the preconditions for the granting of loans stipulated in this Contract is not continuously met;

(V) If the guarantor is in any of the following circumstances, Party B considers that this may endanger the Creditor’s rights are safe:

1. Violation of any agreement in the guarantee contract or any false or erroneous statement or warranty; Errors and omissions;

2. Contracting, trusteeship (takeover), leasing, shareholding reform, or reduction of registered capital Finance, investment, joint venture, merger, acquisition, reorganization, division, joint venture, equity transfer, Substantially increase debt financing, (Being) applied for suspension of business, application for dissolution, revocation, (Being) filed for bankruptcy, change of controlling shareholder/actual controller or major asset transfer, low price or transfer property for free, establish residence rights with self-owned or shared real estate, reduce or exempt third-party debts, Failure to exercise creditor’s rights or other rights, suspension of production, closure of business, heavy fines imposed by competent authorities, The registration has been cancelled, the business license has been revoked, there are major legal disputes, or serious problems have occurred in production and operation. The legal representative or the person in charge is in serious difficulty or his/her financial situation has deteriorated, his/her credit status has declined, or The person is unable to perform his duties normally, which may affect the guarantor’s ability to assume the guarantee;

3. Other circumstances where the guarantee ability is lost or may be lost;

(VI) If any of the following circumstances occur in the mortgage or pledge, Party B deems it may endanger this contract. The creditor’s rights under this item are safe:

1. Due to the actions of a third party, state expropriation, confiscation, requisition, free recovery, demolition, market Changes in market conditions or any other reasons may cause the mortgaged property or pledged property to be damaged, lost, or devalued. The value decreases;

2. The mortgaged or pledged property is sealed, seized, has a residence right established, is frozen, or is withheld. Division, retention, auction, supervision by administrative agencies, or disputes over ownership;

3. The mortgagor or pledger violates any agreement or statement in the mortgage contract or pledge contract. Any falsehood, error or omission in the matters guaranteed;

3. Other circumstances that may endanger the realization of Party B’s mortgage or pledge rights;

(VII) The guarantee is not established, has not come into effect, is invalid, is revoked, or is cancelled; The guarantor has agreed to a contract or has clearly stated or indicated by its behavior that it will not fulfill its guarantee obligations, or the guarantor has partially or other circumstances such as the total loss of guarantee ability, reduction in the value of the collateral, etc., which Party B deems may endanger and the security of the claims under this Contract;

(VIII) Other circumstances that Party B deems may jeopardize the security of the creditor’s rights under this Contract.

IV. Remedies for Party B

In the event of any of the circumstances specified in the second or third paragraph of this Article, Party B shall have the right to exercise the following One or more rights:

(1) Suspension of loan issuance;

(2) the conditions for the issuance and payment of supplementary loans;

(3) Change the loan payment method in accordance with the provisions of this Contract;

(IV) Declare that the loan is due immediately and require Party A to immediately repay all outstanding loans under this contract. principal, interest and fees of due and undue debts;

(V) If Party A fails to disburse the loan in accordance with the contract, Party B shall have the right to refuse Party A’s disbursement of the loan. No amount has been drawn under the contract;

(VI) If Party A fails to use the loan for the purpose agreed in this contract, Party A shall be liable for the part of the loan misappropriated by Party A. The penalty fee will be calculated from the date when the loan is not used for the purpose agreed in the contract to the date when the principal and interest are fully repaid. The interest rate and the interest settlement method agreed in this contract shall be used to calculate penalty interest and compound interest;

(VII) If the loan is overdue, Party A shall be liable for the principal and interest (including The principal and interest of the loan declared fully or partially due by Party B) from the date of overdue Until the date when the principal and interest are fully repaid, the penalty interest will be calculated according to the penalty interest rate and the interest settlement method agreed in this contract. The loan is overdue if Party A fails to repay the loan on time or exceeds the installment repayment amount agreed in this contract. The act of repaying a loan within the planned period.

Before the loan expires, the interest that Party A fails to repay on time shall be charged at the loan interest rate agreed in this contract. and the interest settlement method to calculate compound interest;

(VIII) Other relief measures, including but not limited to:

1. RMB or other currencies will be transferred from Party A’s account opened in the China Construction Bank system. The corresponding amount of the above shall be paid without prior notice to Party A;

2. Exercise security rights;

3. Require Party A to provide new guarantees that meet Party B’s requirements for all debts under this contract. Save;

4. Refuse Party A to dispose of its accounts opened in the China Construction Bank system (including but not limited to The corresponding amount of funds in the fund recovery account) shall be frozen, stopped, Closing non-over-the-counter transaction functions and other measures without prior notice;

5. Termination of this Contract.

Article 11 Other Terms

I. Costs

1. Expenses caused by Party A’s violation of any agreement in this contract (including but not limited to Party A’s The actual litigation fees, arbitration fees, property preservation fees, travel expenses, enforcement fees, Fees such as brokerage fees, appraisal fees, auction fees, notarization fees, delivery fees, announcement fees, lawyer fees, etc. (a) shall be borne by Party A;

3. Regarding other expenses, Party A and Party B agree as follows:

Unless otherwise agreed in the contract, the custody, appraisal, The fees for certificates, lawyer services, insurance, etc. (if any) and other expenses that may be incurred in accordance with laws, regulations and rules All expenses borne by the financing party shall be borne by Party A; Party B shall make every effort to finance under this contract. The expenses incurred in the job investigation shall be borne by Party B.

II. Use of Party A’s Information

Party A agrees that Party B shall use the financial credit information basic database and other credit information established in accordance with the law. The institution inquires, prints and saves Party A’s credit status, and agrees that Party B will provide Party A’s information to to the financial credit information basic database and other credit reporting agencies established in accordance with the law. The parties can cooperate with CCB for the purpose of pre-loan investigation, risk control, business development, etc. The information of Party A shall be shared with other institutions and subsidiaries.

III. Announcement of collection

If Party A defaults on the loan principal and interest or commits other breach of contract, Party B has the right to file a complaint with the relevant authorities. Or the unit shall be notified and has the right to make collection announcements through the news media.

IV. Evidential Effect of Party B’s Records

Unless there is reliable and definitive evidence to the contrary, Party B shall not be liable for the principal, interest, fees and repayments. The internal accounting records of Party A’s withdrawal and other contents (including but not limited to records in the form of data telegrams, paper forms, etc.) produced, retained, transmitted and extracted by Party B Documents, vouchers, electronic data and collection by Party B during the process of repayment, interest payment, etc. The records, vouchers and electronic data of the loan shall constitute effective evidence of the debt relationship between Party A and Party B. Party A cannot, solely because of the above records, The Party B raises any objection to the fact that the contents, documents and vouchers are unilaterally prepared, retained, transmitted and extracted by Party B.

V. Reservation of Rights

The rights of Party B under this Contract shall not affect or exclude its rights under laws, regulations and other any rights under the contract. Any toleration, leniency or Any limitation, preferential treatment or delay in exercising any rights under this Contract shall not be deemed as a violation of the terms of this Contract. waiver of any rights or interests under this Agreement or permission or approval of any violation of this Agreement, to restrict, prevent or hamper the continued exercise of that right or the exercise of any other right; This will not result in Party B assuming any obligations or responsibilities towards Party A.

VI. multiple debt repayment and offset

In addition to the debts under this contract, if Party A has other debts to Party B, both parties shall The parties agree that if Party A’s payment is insufficient to pay off all debts, Party B shall designate a party to pay off the debt. order.

Regardless of whether the aforementioned debt of Party A is the principal debt or the accessory debt, regardless of whether the aforementioned debt is due or not (including early maturity), regardless of whether the aforementioned debts are individually or jointly guaranteed (including but (not limited to guarantee, mortgage, pledge, letter of guarantee, standby letter of credit, etc.) The extent of the burden borne by the party under the aforementioned debt (including but not limited to interest, penalty interest, compound interest, the amount of the contract, fees or other payables), regardless of the expiration of the aforementioned debt repayment period. Regardless of the time of the full debt, and regardless of the proportion of the single debt to the total debt, Party B has the right Pursuant to the agreement in this paragraph, Party A is required to repay the debts in the order specified by Party B, and Party A agrees not to raise any objection.

At the same time, Party B has the right to transfer the personal funds from Party A’s account opened in the China Construction Bank system. Funds in RMB or other currencies are used to repay any debt due (including early maturity).

VII. If Party A’s mailing address or contact information changes, Party A shall immediately notify Party B in writing. Party A shall bear the losses caused by failure to notify in time.

VIII. Collection of Accounts Payable

For all the amounts payable by Party A under this Contract, Party B shall have the right to The corresponding amount of RMB or other currencies is transferred from the account opened in the Construction Bank system, and there is no Party A must be notified in advance. If foreign exchange settlement or foreign exchange trading procedures are required, Party A is obliged to assist Party A will assist Party B in handling the matter, and the exchange rate risk will be borne by Party A.

IX. Dispute Resolution Methods

Any disputes arising during the performance of this contract may be resolved through negotiation or as follows: Solution 1:

1. File a lawsuit with the People’s Court at Party B’s place of residence.

2. File a lawsuit with the People’s Court at Party A’s place of residence.

3. Submit (Name of Arbitration Committee) This field is blank ( Leave this field blank for the place of arbitration ) and the arbitration will be conducted in accordance with the arbitration rules currently in effect at the time of application. The arbitration award is final. The agreement is binding on both parties.

During litigation or arbitration, the provisions of this contract that do not involve the dispute must still be performed.

X. Conditions for the Effectiveness of the Contract

This contract is signed and stamped by the legal representative (person in charge) or authorized agent of Party A. The Agreement shall become effective after being signed and affixed with the official seal by the person in charge of Party B or the authorized agent.

The appendices to this contract are an integral part of this contract and have the same legal status as this contract. Legal effect.

XI. This contract is made in four copies.

XII. Other agreed matters

(I) VAT related agreements

1. The prices and additional charges under this contract are all tax -inclusive prices including value-added tax, unless otherwise agreed by the parties .

2. Invoice

2.1 Party B shall comply with the following (1) Invoice for the following items:

(1) If Party A requests an invoice, Party B shall, after receiving payment from Party A, Issue a VAT invoice for the current payment amount.

(2)Other agreements: Leave this field blank

2.2 Invoicing information provided by Party A

Company Name (Full Name): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Taxpayer Identification Number: 91522320MA7BMU XCX0

Bank account: 23921001040025334

Bank account: Agricultural Bank of China Limited Xingyi Branch address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (Yilung Avenue

beside )

Tel: 010-82967728

2.3 If there is a need to cancel an invoice or issue a red invoice, Party A shall Party A requires timely assistance. In the event of any loss, including but not limited to taxes , Taxes, fines, and late fees.

3. If Party A is an organization outside the People’s Republic of China, and the price and The additional expenses are subject to tax incentives according to laws, regulations, rules or relevant provisions of relevant departments. If tax filing is required, Party A shall provide Party B with sufficient and accurate VAT preferential tax filing materials to assist Party B in completing tax filing and other work.

(II) Agreed Service Clauses

The address for Party A and Party B to deliver various notices, agreements and documents related to this contract (including electronic delivery address) and legal consequences are agreed as follows:

1. Delivery address

(1) Party A confirms that its effective delivery address is:

mailing address: Group 2, Heying Village, Lutun Town, Yilong New District, Xingyi City, Guizhou Province (Yilung Avenue

beside) ;

Postal code: 562400;

phone number: 13758007311;

Fax number: None;

Email: None;

WeChat ID: None;

Dedicated account for litigation platform: none;

Other electronic methods: None;

Party A confirms that the above mobile phone number, fax number, email address, WeChat ID, litigation Any of the platform-specific accounts and other electronic methods can be used as Party A’s effective electronic delivery. Arrival address.

(2) Party B confirms that its effective delivery address is:

Detailed address: No. 22, Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province; Postal Code: 562400; Recipient (designated agent): Luo Tiantian; Contact number: 0859-3 116685

2. Scope of application of delivery address

Notices, agreements, and documents, including but not limited to various notices, Delivery of agreements and other documents, as well as delivery of relevant documents and legal instruments when disputes arise in contracts The dispute enters arbitration, civil litigation procedures, first instance, second instance , retrial and execution Service of relevant documents in the proceedings and other proceedings.

3. Change of delivery address

(1) If Party A needs to change the delivery address, it shall notify Party B in writing 15 working days in advance. The written notice shall be delivered to Party B’s delivery address;

(2) If Party B needs to change the delivery address, it should be done in writing, by email, or by text message. Or notify Party A by any other means such as announcement :

(3) If a party changes its address during arbitration or civil proceedings, the party shall also notify the arbitration institution. The institution or court shall fulfill its obligation to provide written notice;

(4) After one party fulfills its obligation to notify the change in accordance with the above agreement, the changed notice shall be delivered to the The address is a valid delivery address, otherwise the previously confirmed delivery address is still a valid delivery address. site;

(5) If Party A fails to perform the aforementioned notification obligation, in the event that Party A defaults or may jeopardize Party B’s creditor’s rights, Party A agrees and authorizes Party B to obtain Party A’s latest contact number through the telecommunications operator and use it for the collection and management of defaulted loans.

4. Legal consequences

(1) The delivery address provided or confirmed by any party is inaccurate or the delivery address is changed. After that, the party fails to fulfill the obligation of notification in the above manner in a timely manner, or the party or the designated recipient refuses to sign for the receipt. Due to reasons such as the above, the notice, agreement, legal documents and other documents were not actually received by the party. If the document is delivered by post, the date of return shall be the date of delivery; if the document is delivered directly, the date of delivery shall be the date of delivery. The date on which the delivery person records the situation on the delivery receipt on the spot shall be the date of delivery; if the delivery is made electronically, the date of arrival shall be the date on which the delivery is made. The date on which the electronic address of the recipient is located in the system shall be the date of service (the date on which the addressee’s system displays the address of the sender). The delivery is deemed to be successful), the delivery forms include but are not limited to SMS, fax, e-mail Electronic delivery has the same legal effect as other delivery methods, such as email, WeChat, etc.

(3) The arbitration institution or court may directly send the service to the above-mentioned address by mail or by telephone. Even if the parties fail to receive the documents sent by the arbitration institution or court by mail, The above agreement shall also be deemed to have been served.

(3) Where the same matter is served on the recipient by multiple methods, the first method served shall prevail. The date is deemed to be the date of delivery.

(III) If the single loan or financing provided by Party B to Party A is non-commitment, Party B shall have no Prior notice is required and the Company has the right to unilaterally adjust the loan amount or refuse to lend. No objections were raised to the arrangement.

(IV) 1. Party A’s credit rating with Party B shall not be lower than level 10; 2. Party A’s actual controller No changes shall be made, otherwise Party B’s loan shall be settled in advance; 3. Party A shall not issue a loan superior to Party B’s The priority debt of the credit conditions shall be subject to the consent of Party B if necessary; 4. The proportion of income returned to Party B shall not be less than the proportion of Party B’s loan, and it shall be used to repay Party B first. Loan principal and interest; 5. In addition to being used to replace Party A’s existing working capital loans from other banks, Party A The party must ensure that normal production and operation conditions are met and that environmental protection, pollution discharge, and safe production requirements are met. Party A may use Party B’s working capital loan later; 6. Party A shall not misappropriate Party B’s loan or use Party B’s loan The funds shall not be invested in the prohibited areas of Party B, and it is strictly prohibited to occupy Party B’s loan funds through related transactions;

7. Before Party B’s loan is fully paid off, Party A’s controlling shareholder shall not withdraw capital, reduce capital or maliciously withdraw capital;

8. Before Party B repays the principal and interest of the loan for the year, Party A’s shareholders will not receive cash dividends ( New Momentum 9. If the total investment of Party A’s project exceeds the budget, Party A and its shareholders shall raise funds on their own;

10. If Party A is successfully listed, the funds raised from the listing must be deposited with Party B.

This field is blank

Article 12 Declaration

I. Party A is clearly aware of Party B’s business scope and authorized authority.

II. Party A has read all the terms of this contract. At the request of Party A, Party B has Party A has explained the meaning of the terms of this contract and the corresponding legal consequences. All are known and fully understood.

III. Party A’s signing and performance of the obligations under this contract shall comply with laws, administrative regulations, The Agreement complies with the provisions of the Articles of Association of the Company and Party A’s Articles of Association or internal organizational documents, and has been approved by the competent internal institutions of the Company and/or the competent national authorities.

IV. Party A’s production and operation are legal and compliant;

V. Party A has the ability to continue operating and has a legitimate source of repayment;

VI. Party A promises that all loans under this contract are based on the actual needs of the specific purpose of the loan.

VII. Party A and its controlling shareholder have good credit standing and no major negative records.

VIII. Party B has the right to entrust other branches of China Construction Bank to issue loans under this contract. Party A has no objection to the exercise and performance of Party B’s rights and obligations under this contract.

IX. Party A declares that when entering into this contract, it, its important related parties, and major contractors The contractor, supplier and project sponsor shall not have any conduct that violates the laws, regulations and rules of the People’s Republic of China or the country or region where the project is located regarding environmental, social and governance risk management. There are no violations of international practices or norms or any failure to comply with international standards. Party A promises to submit to Party B the environmental The documents and procedures for environmental, social and governance risks are compliant, effective and complete, and the relevant risks are Party A promises to strengthen the environmental, social and Governance risk management, strictly abide by the laws, regulations and rules of the People’s Republic of China and the country or region where the project is located on environmental, social and governance risk management. Overseas projects strictly abide by international practices or guidelines, and be substantially consistent with international good practices, and avoid Harm to the environment and society and related risks (including but not limited to) caused by the construction, production and operation of Limited to energy consumption, pollution, land, health, safety, resettlement of immigrants, ecological protection, energy conservation Emission reduction, climate change, corporate governance deficiencies and inadequate management, and other environmental, social and Governance issues). Party A acknowledges that Party B has the right to exercise and has the right to require Party A to submit environmental, social and governance risk reports and Relevant information, credit or investment that may affect Party A with significant environmental, social and governance risks If the above statement of Party A is false or the above commitment is not fulfilled, or Party A or its important related parties, main contractors, suppliers or project sponsors may cause environmental, social and governance problems, Party B has the right to disclose relevant information in accordance with laws, regulations, self-regulatory rules, etc. Party B has the right to urge Party A to take relevant risk mitigation or disposal measures in a timely manner and require Party A to take relevant risk mitigation or disposal measures in a timely manner. Party A shall promptly report the possible impact of the incident and has the right to stop processing Investment and financing business (including but not limited to refusing to grant loans, provide financing, issue letters of guarantee or or bank acceptance bills, etc.), or declare claims (including but not limited to loans, advance payment, advance payment already made or likely to be made, etc.) due in advance, or suspend or terminate the or take other relief measures agreed in this contract or permitted by law .

If customers have any questions, comments or suggestions about CCB products or services, please contact Call China Construction Bank’s 95533 customer service and complaint hotline for consultation and feedback.

Party A (official seal):

Legal representative (person in charge) or authorized agent (signature):

Party B (official seal):

Person in charge or authorized agent (signature): ②